Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

Company Achieves Record Annual Earnings of $0.51 per Share

CINCINNATI, OHIO, MARCH 8, 2012 - CECO Environmental Corp. (NasdaqGM:CECE), a leading global provider of air pollution control technology and systems, today announced fourth quarter and full year financial results for the period ended December 31, 2011.

Financial highlights for the fourth quarter of 2011 compared to the fourth quarter of 2010 include:

Net sales were $37.8 million compared to $36.9 million in the comparable quarter, an increase of 2%. The Company’s strategy implemented in 2010 of intentionally pruning lower margin customer segments from its backlog affected year-over-year revenue growth;

Gross profit increased 33% to $11.3 million from $8.5 million;

Gross margin increased to 29.9% from 23.0%;

Selling & administrative expenses as a percent of sales was 19.6% compared to 18.2%;

Operating income increased 171% to $3.8 million from $1.4 million in 2010;

Operating margin increased to 10.1% from 3.9% in 2010;

Net income increased 286% to $2.7 million compared to net income of $0.7 million in 2010;

Net income per diluted share increased 240% to $0.17 compared to net income per diluted share of $0.05 in 2010;

Bookings were $37.4 million compared to $34.9 million in 2010, an increase of 7%;

Cash and cash equivalents increased to $12.7 million with no bank debt; and

Backlog as of December 31, 2011 was $54.9 million compared to $55.3 million as of September 30, 2011.

Financial highlights for the twelve months ended December 31, 2011 compared to twelve months ended December 31, 2010 include:

Net sales were $139.2 million compared to $140.6 million for the comparable period in 2010, a decrease of 1%. The decrease was primarily a result of the intentional pruning of lower margin customer segments noted above;

Gross profit increased 17% to $38.2 million from $32.7 million;

Gross margin increased to 27.4% from 23.2%;

Selling & administrative expenses as a percent of sales decreased to 18.2% from 19.6%;

Operating income increased by 148% to $12.4 million from $5.0 million in 2010;

Operating margin increased to 8.9% from 3.6% in 2010;

Net income increased 295% to $8.3 million compared to net income of $2.1 million in 2010;

Net income per diluted share increased 240% to $0.51 compared to net income per diluted share of $0.15, in 2010;

Year-to-date bookings increased by 9% to $139.8 million compared to $128.5 million in 2010.

“I am very pleased with our results for the fourth quarter and full year 2011 as CECO continues to achieve substantial improvements in its financial and operating performance,” commented CECO’s Chief Executive Officer, Jeff Lang. “The Company continues to realize the significant benefits from its focus on global growth, operational streamlining and margin expansion that we began implementing in the first quarter of 2010. In addition, we saw continued improvement in our year-over-year bookings as well as improved gross margin backlog as our domestic and global sales initiatives take effect.”

Mr. Lang continued, “CECO’s focus on favorable product mix changes, better sales price management and global expansion coupled with our team’s expertise in operational excellence should continue to generate positive returns for all shareholders in the quarters and years to come.”

CECO will host a conference call on Thursday, March 8, 2012 at 8:30 a.m. EST to review its financial results for the quarter. Conferencing details are as follows:

Dial in number:	866-277-1184
International dial in number:	617-597-5360
Participant passcode:	87583051

Replay:	888-286-8010
International:	617-801-6888
Passcode:	19838198

ABOUT CECO ENVIRONMENTAL

CECO Environmental is a leading global provider of air pollution control technology. Through its subsidiaries – Busch International, CECO Filters, CECO Abatement Systems, Kirk & Blum, Effox-Flextor, Fisher-Klosterman/Buell, CECO China and A.V.C. Specialists – CECO provides a wide spectrum of air quality products and services including engineered equipment, cyclones, scrubbers, dampers, diverters, RTO’s, component parts and monitoring and management services. Industries served include refining, petro-chemical, power, aluminum, steel, automotive, chemical and large industrial processes. Revenue from engineered equipment technology is approximately 75% and 25% from parts, services and aftermarket. Global Growth, Operational Excellence, Margin Expansion, Safety, and Employee Development are CECO’s core competencies and long term objectives.

For more information on CECO Environmental please visit the company’s website at http://www.cecoenviro.com.

Contact:

Corporate Information

Jeff Lang, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-333-5475

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2011	2010	2011	2010
Net sales	$37,752	$36,945	$139,192	$140,602
Cost of sales	26,453	28,436	101,024	107,949

Gross profit	11,299	8,509	38,168	32,653
Selling and administrative	7,401	6,726	25,359	27,512
Amortization	100	123	441	501
Loss (gain) on sale of operating equipment	0	212	0	(396)

Income from operations	3,798	1,448	12,368	5,036
Other income, (expense) net	56	(14)	492	(135)
Interest expense (including related party interest of $60 and $57, and $237 and $228, respectively)	(267)	(283)	(1,137)	(1,225)

Income from continuing operations before income taxes	3,587	1,151	11,723	3,676
Income tax expense	805	363	3,411	1,371

Income from continuing operations	2,782	788	8,312	2,305
Income (loss) from discontinued operations, net of tax	(40)	(45)	(40)	(200)

Net income	$2,742	$743	$8,272	$2,105

Per share data:
Basic income from continuing operations	$0.19	$0.06	$0.58	$0.16
Basic income (loss) from discontinued operations	0.00	(0.01)	0.00	(0.01)

Basic net income	$0.19	$0.05	$0.58	$0.15

Diluted income from continuing operations	$0.17	$0.05	$0.51	$0.16
Diluted income (loss) from discontinued operations	0.00	0.00	0.00	(0.01)

Diluted net income	$0.17	$0.05	$0.51	$0.15

Weighted average number of common shares outstanding:
Basic	14,523,776	14,318,739	14,386,410	14,308,130

Diluted	17,109,306	17,118,416	17,115,284	17,102,357

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

Dollars in thousands, except per share data

	DECEMBER 31, 2011	DECEMBER 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$12,724	$5,792
Accounts receivable, net	23,109	26,772
Costs and estimated earnings in excess of billings on uncompleted contracts	10,643	8,345
Inventories, net	4,344	4,432
Prepaid expenses and other current assets	2,650	2,509
Assets held for sale	0	526
Current assets of discontinued operations	0	76

Total current assets	53,470	48,452
Property and equipment, net	5,651	5,880
Goodwill	14,661	14,713
Intangibles – finite life, net	526	966
Intangibles – indefinite life	3,218	3,225
Deferred income tax asset, net	848	602
Deferred charges and other assets	971	953

	$79,345	$74,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,569	$17,041
Billings in excess of costs and estimated earnings on uncompleted contracts	9,647	7,810
Accrued income taxes	393	1,646

Total current liabilities	23,609	26,497
Other liabilities	3,146	2,320
Convertible subordinated notes (including related parties notes of $3,950)	9,600	10,800

Total liabilities	36,355	39,617

Shareholders’ equity:
Preferred stock, $.01 par value; 10,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 14,617,417 and 14,456,659 shares issued in 2011 and 2010, respectively	146	144
Capital in excess of par value	44,249	43,237
Accumulated earnings (deficit)	1,301	(6,243)
Accumulated other comprehensive loss	(2,350)	(1,608)

	43,346	35,530
Less treasury stock, at cost, 146,820 and 137,920 shares in 2011 and 2010, respectively	(356)	(356)

Total shareholders’ equity	42,990	35,174

	$79,345	$74,791

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, and include, but are not limited to: our dependence on fixed price contracts and the risks associated therewith, including actual costs exceeding our estimates and our method of accounting for contract revenue; our history of losses and possibility of further losses; fluctuations in operating results from period to period due to seasonality of our business; the effect of growth on our infrastructure, resources, and existing sales; our ability to expand our operations in both new and existing markets; the potential for contract delay or cancellation; the potential for fluctuations in prices for manufactured components and raw materials; the impact of federal, state or local government regulations; economic and political conditions generally; and the effect of competition in the air pollution control and industrial ventilation industry. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. We caution investors that other factors might, in the future, prove to be important in affecting our results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to our views as of the date the statement is made. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.